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                                 Exhibit 10.13

                                netValue, inc.
                               1960 Bronson Road
                                 Building Two
                         Fairfield, Connecticut 06430

March 9, 1998

DMR Consulting Group Inc.
333 Thornall Street
Edison, NJ  08837
Attention:  Ms. Janet Rotchford

Dear Janet:

         On September 26, 1997, netValue, Inc. ("netValue") and DMR Consulting Group Inc. (formerly known as DMR TRECOM, Inc.), a Delaware corporation ("DMR"), entered into a letter agreement (the "Letter Agreement") regarding the payment of approximately $1.2 million owed by netValue to DMR for services rendered in connection with the development of netValue's core software and the performance of initial system integration pursuant to a System Integration and Development Agreement dated November 22, 1996 and a System Integration and Development Agreement Master Services Agreement effective as of November 11, 1996 (collectively, the "Agreements"). Pursuant to the Letter Agreement, netValue has paid DMR $300,000 to reduce the outstanding debt to approximately $900,000 (the "Outstanding Balance"). The parties now wish to amend the Letter Agreement with respect to the provisions for the repayment of the Outstanding Balance and memorialize certain other agreements between the parties all as set forth below. All terms set forth in paragraphs 2 and 3 of the Letter Agreement are hereby superseded by this letter with such amended terms being effective as of September 26, 1997. All other terms of the Letter Agreement shall remain in full force and effect.

1. The payment due date for the Outstanding Balance shall be extended to the earlier to occur of (i) two (2) business days following the closing date of the initial public offering (the "IPO") of netValue common stock (the "IPO Date") or (ii) the payment dates set forth in Exhibit A. In addition, the Outstanding Balance shall accrue simple interest at a rate equal to the prevailing prime rate of interest (as published by First Union National Bank as of October 1, 1997). Interest shall be calculated from October 1, 1997 through the date the Outstanding Balance is paid in full.

2. The Company is currently contemplating entering into a definitive agreement (the "IQ Contract") with IQ Value, L.L.C. ("IQ") pursuant to which, among other things, the Company would grant IQ a license to market certain Company software products developed for the Company by DMR (the "Software"). The parties acknowledge that until all amounts due under the Agreements are paid in full by the Company, DMR is the owner of such Software. DMR agrees to grant the Company a license for the Company to grant a sublicense to IQ for the Software, provided the following provisions are complied with:

         a. Unless the Outstanding Balance has been previously paid from the proceeds of the IPO, Company shall pay DMR the amounts set forth on Exhibit A attached hereto in conjunction



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                  with the payments to be received by Company from IQ under
                  the IQ Contract;

         b. Prior to the execution of the IQ Contract, Company will grant to DMR a first priority perfected security interest in all of Company's right, title and interest in the IQ Contract and the Company's right to receive the proceeds therefrom (the "Security Interest") and the Company will cooperate in taking all actions requested by DMR to enable DMR to perfect the Security Interest, including without limitation, the preparation and execution of (x) a Security Agreement on terms acceptable to DMR and (y) the appropriate financing statements in order to perfect the Security Interest;

         c. The Company will take all appropriate actions with regard to the establishment of a disbursement arrangement pursuant to which the funds due to DMR as set forth on the right hand column of Exhibit "A" are paid to it out of the proceeds of the IQ Contract; and

         d. The Company agrees to inform DMR of all material developments in connection with the Company's negotiations with IQ and, subsequent to entering into the IQ Contract, agrees to the extent permissible under any confidentiality provisions of the IQ Contract, to inform DMR of the status of its performance under the IQ Contract.

Please acknowledge your agreement with these arrangements by signing, dating and returning two copies of this letter to me.

                                              Very truly yours,
                                              netValue, inc.

                                                 / s / Michael A. Clark
                                              --------------------------------
                                              By:  Michael A. Clark, President

Agreed to and accepted
this 9th day of March, 1998

DMR Consulting Group Inc.

By:     / s / Janet Rotchford
-------------------------------------------
         Name:  Janet Rotchford
         Title:  Vice President



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                                   Exhibit A


Payment Date      Payment from IQ to netValue      Payment from netValue to DMR
------------      ---------------------------      ----------------------------

  3/9/98                    $500,000                           $100,000

  4/1/98                    $750,000                           $150,000

  7/1/98                    $500,000                           $400,000

  10/1/98                   $500,000                  Remainder of Outstanding
                                                                Balance